EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Directors’ Stock Option Plan, as amended, and the 1998 Employee Stock Purchase Plan, as amended, of our report dated February 19, 2002, except for Note 6, paragraph 2, as to which the date is March 4, 2002, with respect to the consolidated financial statements of SuperGen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

April 18, 2002